EXHIBIT 99.1

NEWS RELEASE

	CONTACT:	Dan Crow	PR04-117
Hastings		Vice President and
Entertainment, Inc.		Chief Financial Officer
(806) 351-2300, ext. 6000
www.gohastings.com

Hastings Entertainment, Inc. Reports Net Income of $0.06 Per Diluted Share for 1Q 2005 Compared to Net Income of $0.17 Per Diluted Share for 1Q 2004, Reaffirms Guidance for Full Year 2005

AMARILLO, Texas, May 24, 2005—Hastings Entertainment, Inc. (NASDAQ: HAST), a leading multimedia entertainment superstore retailer, today reported results for the three months ended April 30, 2005. Net income was $0.8 million, or $0.06 per diluted share, for the first quarter of fiscal year 2005 compared to net income of approximately $2.0 million, or $0.17 per diluted share, for the first quarter of fiscal year 2004.

“Although our net income for the quarter was below last year, it exceeded our expectations,” said John H. Marmaduke, Chairman and Chief Executive Officer. “Total merchandise revenues, which declined more significantly near the end of the quarter, were slightly below our projections. However, our total margin rate and SG&A costs were better than projected. I am particularly pleased with the operations of our Distribution Center and our new warehouse management system. The integration issues we have been dealing with for some time appear to be behind us, and Distribution Center costs for the current quarter were in line with our projections and slightly lower than last year.”

Financial Results for the First Quarter of Fiscal Year 2005

Revenues. Total revenues for the first quarter increased $2.2 million, or 1.7%, to $129.1 million compared to $126.9 million for the first quarter of fiscal 2004. The following is a summary of our revenue results (dollars in thousands):

	Three Months Ended April 30,
	2005		2004		Increase/(Decrease)
	Revenues	Percent of Total	Revenues	Percent of Total	Dollar	Percent
Merchandise revenue	$104,864	81.2%	$101,102	79.6%	$3,762	3.7%
Rental revenue	24,260	18.8%	25,835	20.4%	(1,575)	-6.1%

Total revenues	$129,124	100.0%	$126,937	100.0%	$2,187	1.7%

Comparable-store revenues:
Merchandise	1.5%
Rental	-6.2%
Total	-0.1%

Below is a summary of the Comp results for our major merchandise categories:

	Three Months Ended April 30,
	2005	2004
Music	-1.3%	5.9%
Books	-3.4%	8.0%
Video for sale	2.4%	24.6%
Video games	30.6%	6.6%
Sidelines	17.1%	5.4%

Our music comps were down in the first quarter due to a weaker release schedule compared to the prior year’s quarter. Similarly, book comps declined primarily due to fewer popular releases like the political and diet books that were released in fiscal 2004. We saw large increases in our sidelines comps, due primarily to increased sales of body jewelry, footwear, novelty t-shirts, and action figures.

Our decrease in rental Comps reflects a continuing shift to purchase industry-wide, an area we continue to emphasize. This rental Comp does not include video for sale and video game sell-through revenues, as do most of our ‘rentailing’ competitors. On a comparable basis with our competitors, our total ‘video’ Comp for rental revenues combined with video for sale and video game sell-through revenues was 2.3% for the first quarter, which compares to 9.5% for the prior year’s quarter.

Gross Profit. For the first quarter, total gross profit dollars decreased approximately $0.5 million, or 1.1%, to $44.0 million from $44.5 million for the same period last year. As a percentage of total revenues, gross profit decreased to 34.1% for the quarter compared to 35.1% for the same quarter in the prior year.

Gross profit from merchandise revenues decreased approximately $0.5 million, or 1.7%, to $28.7 million from $29.2 million for the same period last year. As a percentage of merchandise revenues, gross profit from merchandise revenues decreased to 27.4% for the quarter compared to 28.9% for the same quarter in the prior year. The decreased margins were primarily the result increased returns expense, driven by lower income from vendor settlements, and an increase in freight expense.

Gross profit from rental revenues remained unchanged at $15.3 million for the first quarter. As a percentage of rental revenues, gross profit increased to 62.9% for the quarter compared to 59.2% for the same quarter in the prior year. The rate increase was primarily driven by decreased rental video units purchased from the studios during the quarter, yielding reduced depreciation, a product cost included in cost of goods sold.

Selling, General and Administrative expenses (“SG&A”). SG&A increased approximately $1.4 million, or 3.4%, to $42.3 million compared to $40.9 million, principally as a result of increased operating costs due to the opening of additional stores, increased advertising costs, and a severance payout to a company executive who resigned in March. As a percentage of total revenues, SG&A increased to 32.8% for the current quarter compared to 32.3% for the same quarter in the prior year.

Stock Repurchase

On September 18, 2001, we announced a stock repurchase program of up to $5.0 million of our common stock. On April 4, 2005, the Board of Directors approved an increase of $2.5 million to the program. During the first quarter of fiscal year 2005, we purchased a total of 77,050 shares at a cost of approximately $518,000, or $6.72 per share. As of April 30, 2005, a total of 1,014,073 shares had been purchased under the program at a cost of approximately $5.2 million, for an average cost of approximately $5.13 per share.

Superstore Activity

Since November 22, 2004, which was the date we last reported superstore activity, we have completed the following projects:

			Selling
Location	Activity	Population	Square footage	Date Opened
Albuquerque, NM	Expansion	448,607	21,298	12/2/2004
Amarillo, TX	New	173,627	13,059	11/22/2004
Wichita Falls, TX	Remodel	104,197	29,647	4/6/2005
Walla Walla, WA	New	29,686	15,031	3/14/2005
Lake Jackson, TX	Relocation	26,386	21,442	4/22/2005

2005 Guidance

“Net income for the quarter exceeded our internal forecast, which is the basis for our guidance,” said Dan Crow, Vice President and Chief Financial Officer. “Consequently we are reaffirming our guidance of net income per diluted share ranging from $0.55 to $0.58 for the full fiscal year ending January 31, 2006.”

In addition, we now set forth the following guidance regarding net income per diluted share for the following quarters:

Quarter ended July 31, 2005	$0.06 to $0.09
Quarter ended October 31, 2005	($0.12) to ($0.15)
Quarter ended January 31, 2006	$0.50 to $0.53

Safe Harbor Statement

Certain written and oral statements set forth above or made by Hastings or with the approval of an authorized executive officer of the Company constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Generally, the words “believe,” “expect,” “intend,” “anticipate,” “project,” “will” and similar expressions identify forward-looking statements which are not necessarily historical in nature. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future, particularly with respect to items contained in our guidance for fiscal year 2005, are forward-looking statements. Such statements are based upon management’s current estimates, assumptions and expectations, which are based on information available at the time of this disclosure, and are subject to a number of factors and uncertainties, including, but not limited to, our inability to attain such estimates, assumptions and expectations, our continued ability to integrate our new warehouse management system, a downturn in market conditions in any industry, including the current economic state of retailing (relating to the products we inventory, sell or rent) and the effects of or changes in economic conditions in the U.S. or the markets in which we operate. We undertake no obligation to affirm, publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About Hastings

Founded in 1968, Hastings Entertainment, Inc. is a leading multimedia entertainment retailer that combines the sale of books, music, software, periodicals, new and used DVDs, videos and video games with the rental of videos, DVDs and video games in a superstore format. We currently operate 153 superstores, averaging approximately 20,000 square feet, primarily in small to medium-sized markets throughout the United States.

We also operate www.gohastings.com, an e-commerce Internet Web site that makes available to our customers new and used entertainment products and unique, contemporary gifts and toys. The site features exceptional product and pricing offers. The Investor Relations section of our Web site contains press releases, a link to request financial and other literature and access to filings with the Securities and Exchange Commission, which include officer certifications filed as exhibits to interim and annual filings.

Consolidated Balance Sheets
(Dollars in thousands)

	April 30,	April 30,	January 31,
	2005	2004	2005
	(unaudited)	(unaudited)
		(as restated)
Assets
Current Assets
Cash	$7,276	$4,297	$9,543
Merchandise inventories, net	148,129	144,755	153,554
Deferred income taxes, current	3,017	1,935	3,198

Other current assets	6,752	6,958	6,945

Total current assets	165,174	157,945	173,240
Property and equipment, net	77,390	74,704	80,010
Deferred income taxes, non-current	1,600	1,741	308
Intangible assets, net	520	608	542
Other assets	17	16	16

Total assets	$244,701	$235,014	$254,116

Liabilities and Shareholders’ Equity
Current liabilities
Current maturities on capital lease obligations	$248	$168	$243
Trade accounts payable	76,247	76,900	86,082
Accrued expenses & other current liabilities	31,512	30,598	36,166

Total current liabilities	108,007	107,666	122,491
Long-term debt, excluding current maturities	44,010	38,513	39,603
Other liabilities	2,145	3,039	2,248
Commitments and contingencies	—	—	—
Shareholders’ equity:
Preferred stock	—	—	—
Common stock	119	119	119
Additional paid-in capital	36,147	36,557	36,382
Retained earnings	56,525	51,924	55,771
Treasury stock, at cost	(2,252)	(2,804)	(2,498)

Total shareholders’ equity	90,539	85,796	89,774

Total liabilities and shareholders’ equity	$244,701	$235,014	$254,116

Consolidated Statements of Operations
(Dollars in thousands, except per share data)

	Three months ended
	April 30,
	2005	2004
	(unaudited)	(unaudited)
		(as restated)
Merchandise revenue	$104,864	$101,102
Rental video revenue	24,260	25,835

Total revenues	129,124	126,937
Merchandise cost of revenue	76,080	71,896
Rental video cost of revenue	9,006	10,530

Total cost of revenues	85,086	82,426

Gross profit	44,038	44,511
Selling, general and administrative expenses	42,327	40,941
Pre-opening expenses	88	94

Operating income	1,623	3,476
Other income (expense):
Interest expense	(493)	(365)
Interest income	—	—
Other, net	101	108

Income before income taxes	1,231	3,219
Income tax expense (benefit)	477	1,257

Net income	$754	$1,962

Basic income per share	$0.07	$0.17

Diluted income per share	$0.06	$0.17

Consolidated Statements of Cash Flows (unaudited)
(Dollars in thousands)

	Three Months Ended
	April 30,
	2005	2004
		(as restated)
Cash flows from operating activities:
Net income (loss)	$754	$1,962
Adjustments to reconcile net income (loss) to net cash provided by operations:
Rental asset depreciation expense	4,504	5,865
Property and equipment depreciation expense	4,783	4,606
Amortization expense	22	22
Deferred income taxes	(1,111)	1,257
Loss on rental assets, lost, stolen and defective	1,285	1,253
Loss on disposal of other assets	85	187
Changes in operating assets and liabilities:
Merchandise inventory	7,162	(4,188)
Prepaid expenses and other current assets	193	138
Trade accounts payable	(9,835)	(5,172)
Accrued expenses and other liabilities	(4,654)	(5,069)
Other assets and liabilities, net	(104)	180

Net cash provided by operations	3,084	1,041

Cash flows from investing activities:
Purchases of rental assets	(6,469)	(8,351)
Purchases of property and equipment	(3,305)	(4,242)

Net cash used in investing activities	(9,774)	(12,593)

Cash flows from financing activities:
Borrowings under revolving credit facility	140,798	144,096
Repayments under revolving credit facility	(136,327)	(135,209)
Payments under capital lease obligations	(59)	(50)
Purchase of treasury stock	(522)	(191)
Proceeds from exercise of stock options	533	79

Net cash provided by financing activities	4,423	8,725

Net increase (decrease) in cash	(2,267)	(2,827)
Cash at beginning of period	9,543	7,124

Cash at end of period	$7,276	$4,297

Balance Sheet, Cash Flow and Other Ratios (A)
(Dollars in thousands, except per share amounts)

	April 30,	April 30,
	2005	2004
Merchandise inventories, net	$148,129	$144,755
Inventory turns, trailing 12 months (B)	1.84	1.93
Long-term debt	$44,010	$38,513
Long-term debt to total capitalization (C)	32.7%	31.0%
Book value (D)	$90,539	$85,796
Book value per share (E)	$7.59	$7.27

	Three months ended April 30,
	2005	2004
EBITDA (F)	$11,033	$14,077
Adjusted EBITDA (F)	$4,564	$5,726
Comparable-store total revenues (G)	-0.1%	8.1%
Comparable-store merchandise revenues (G)	1.5%	10.5%
Comparable-store rental revenues (G)	-6.2%	-0.2%

(A)	Calculations may differ in the method employed from similarly titled measures used by other companies.

(B)	Calculated as merchandise cost of goods sold for 12 months ended April 30, 2005 divided by average merchandise inventory for the 12 months ended April 30, 2005.

(C)	Defined as long-term debt divided by long-term debt plus total shareholders’ equity (book value).

(D)	Defined as total shareholders’ equity.

(E)	Defined as total shareholders’ equity divided by weighted average diluted shares outstanding as of April 30, 2005.

(F)
It is important to note that EBITDA and Adjusted EBITDA are supplemental non-GAAP measures. EBITDA is defined as “net income before interest, taxes, depreciation and amortization” and is a widely used indicator of a company’s ability to service debt. Adjusted EBITDA is defined as “net income before interest, taxes, depreciation and amortization” less “expenditures for rental video assets” and could be viewed as an indicator of our ability to service debt following the procurement of rental video assets. Neither EBITDA nor Adjusted EBITDA are intended to represent or to be considered as alternatives to operating income or cash flows from operations.

     The following table reconciles EBITDA to our unaudited consolidated financial statements contained herein:

	Three months ended April 30,
	2005	2004
Net income	$754	$1,962
Interest expense	493	365
Income tax expense (benefit)	477	1,257
Depreciation expense	9,287	10,471
Amortization expense	22	22

EBITDA	$11,033	$14,077

     The following table reconciles Adjusted EBITDA to our unaudited consolidated financial statements contained herein:

	Three months ended April 30,
	2005	2004
Net income	$754	$1,962
Interest expense	493	365
Income tax expense (benefit)	477	1,257
Depreciation expense	9,287	10,471
Amortization expense	22	22
Purchase of rental video assets	(6,469)	(8,351)

Adjusted EBITDA	$4,564	$5,726

(G)
Stores included in the comparable-store revenues calculation are those stores that have been open for a minimum of 60 weeks. Also included are stores that are remodeled or relocated. Revenue via the Internet is not included and closed stores are removed from each comparable period for the purpose of calculating comparable-store revenues.

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